Exhibit 99.1
Contact:
Deborah S. Lorenz
Senior Director
Investor Relations and Corporate Communications
Molecular Insight Pharmaceuticals, Inc.
(617) 871-6667
dlorenz@molecularinsight.com
FOR IMMEDIATE RELEASE
Molecular Insight Pharmaceuticals, Inc. Announces Third Quarter 2008
Financial Results
- Positive Zemiva™ Phase 2b Trial Data Announced at American Heart Association Annual Meeting
-Azedra™ Neuroblastoma Phase 2 Trial Dosing by End of Year
-Enrollment in Trofex™ Proof of Concept Phase 1 Trial on Target
- Four Healthcare Industry Experts Join as Members of the Board of Directors
- Conference Call at 10:00 a.m., Eastern Daylight Time
Cambridge, MA, November 13, 2008 — Molecular Insight Pharmaceuticals, Inc. (NASDAQ: MIPI) announced today the financial results for the third quarter and nine months ended September 30, 2008. In a conference call scheduled for 10:00 a.m. Eastern Daylight Time, the Company will also discuss the positive Zemiva Phase 2b clinical trial data recently presented at the American Heart Association Annual Meeting on November 9th and provide an update on program developments.
Operating Highlights:
Zemiva
Reported positive results of a prospective analysis of Phase 2b data (BP-21) suggesting that the addition of quantitative SPECT imaging with Zemiva (Iodofiltic acid I 123) to clinical information obtained in the emergency department setting has significant clinical value in rapidly identifying chest pain patients at high risk for acute coronary syndrome (ACS). The design of this analysis parallels the Company’s ongoing planned pivotal Phase 2 registration trial for Zemiva (BP-23). Top-line results from the BP-23 trial, which will include Zemiva’s performance in the detection of cardiac ischemia as well as ACS, the most severe form of cardiac ischemia, are expected by year-end.
This analysis provides a compelling case for Zemiva’s use in the triage of the emergency chest pain patient. The potential of Zemiva to enable a more sensitive and rapid diagnosis of the chest pain patient should provide significant savings to the current healthcare system while delivering more timely and cost-effective intervention.
This data analysis is available in poster form that can be found on the Company’s website at www.molecularinsight.com under the heading Newsroom.
Azedra
Initiated a Phase 2 clinical trial for the treatment of children with high-risk neuroblastoma, with the primary objective of determining a maximum tolerated dose for Azedra in this pediatric application. The trial is being conducted in collaboration with the New Approaches to Neuroblastoma Therapy Consortium (NANT). One cohort has been completed and has tolerated treatment without toxicity. The next cohort has been identified, and dosing for that cohort is expected to begin by year-end.

Trofex
Continuing enrollment of patients in a Phase 1 clinical trial for the detection and staging of metastatic prostate cancer. The trial is designed to establish proof-of-concept for the molecular targeting of prostate specific membrane antigen (PSMA) for the visualization of metastatic prostate cancer. The study is close to completing the evaluation of two candidate compounds and selecting the lead candidate for further clinical development and commercialization. Trofex may fulfill the unmet need of enabling the specific and sensitive detection of metastatic prostate cancer, which would be an advantage over current prostate cancer imaging techniques that are unreliable and non-specific. Research shows that, in the United States, approximately 1 in 6 men will be affected by this disease in his lifetime. Appropriate staging and disease detection is crucial for the optimal disease management and maintenance of quality of life in this ever increasing population.
Third Quarter Financial Results:
For the third quarter 2008, the Company reported a net loss of ($24.7) million or ($0.99) per share on a basic and diluted basis, compared to a net loss of ($13.2) million, or ($0.53) per share on a basic and diluted basis in the third quarter of 2007. Total revenue for the third quarter of 2008 was approximately $0.06 million compared to total revenue of approximately $0.3 million in the third quarter of 2007. The Company received funding under various Research and Development grants. This decrease in revenue for the quarter is due primarily to the timing of grant-related activities.
Operating expenses for the third quarter reflected a 42% increase from the same period of the previous year. Research and Development expenses, which represent 60% of total operating expenses, were $11.9 million for the quarter, as compared to $9.8 million for the same period last year. Key components of the 21% spending increase were additions to the research and development staff and associated benefits, and a growth in program spending and clinical trial costs for Azedra and Trofex. This increase was offset by a reduction in spending for the Zemiva program as the Phase 2b pivotal trial enrollment ended and we entered the data analysis phase of the trial. Operating expenses also included a 90% increase in G&A expenses. G&A expenses were $8.0 million for the third quarter of 2008, compared to $4.2 million in the third quarter of the prior year. This increase is primarily due to consulting costs, outside services to support corporate strategy, financial management and Sarbanes-Oxley compliance, and expenses associated with staffing increases required as a public company. Other expense (net) was $4.9 million for the three months ended September 30, 2008, as compared to $0.4 million of other income for the same three-month period in 2007. The increase in interest expense for the third quarter of 2008, compared to the third quarter of 2007, was primarily due to the $4.5 million payment-in-kind interest accrued on the Company’s $150 million Senior Secured Floating Bonds.
For the nine months ending September 30, 2008, the Company reported a net loss of ($65.4) million or ($2.62) per share on a basic and diluted basis. This compares with a net loss of ($39.5) million for the same nine-month period in 2007. Included in the net loss for the nine months ending September 30, 2008 is revenue of approximately $0.2 million, which to date represents grant revenue from various Research and Development grants and compares with approximately $0.6 million, from the same source, during the period ended September 30, 2007.
Operating expenses for the nine months ended September 30, 2008 increased by 33% to $51.5 million up from $38.8 million for the same period in the previous year. R&D expenses, which accounted for 62% of the Company’s operating expenses for the nine months ended September 30, 2008, increased 18% to $32.0 million from $27.1 million in the same period last year. This increase was primarily due to manufacturing and clinical trial costs associated with the Zemiva program, as well as increases in spending for the Azedra program, including a clinical trial. This increase in expenses, year over year, was offset by a one-time licensing fee for Onalta and an acquisition fee for Solazed. The 67% increase in G&A to $19.5 million for the nine months of 2008 as compared to $11.7 million for the same period in 2007 is attributable to consulting costs and outside services as noted above, and expenses associated with increased staffing as required as a public company. The increase in other expense (net) for the nine months ended September 30, 2008 is principally attributed to the $13.4 million payment-in-kind interest accrued on the $150 million Senior Secured Floating Bonds.

At September 30, 2008 the Company had approximately $118.5 million in cash, cash equivalents, and short-term and long-term investments which are invested in U.S. Treasury securities.
Dr. John W. Babich, Interim Chairman and Chief Executive Officer, and President and Chief Scientific Officer noted, “Recognizing the current volatility in the worldwide economy, we have proactively adjusted our G&A expenses to a level that is appropriate for a company of our size and stage of development. This strategy will ensure that our resources are utilized to focus on the critical milestones for our clinical trials and deliver results on the development work at hand. In addition, our balance sheet is aligned to mitigate investor risk and provide for the sustainability in the marketplace.”
Healthcare Industry Experts Join Board of Directors:
During the quarter, Molecular Insight also expanded its Board of Directors with the addition of four industry leaders in healthcare. The new, independent directors joining the Board include:
David R. Epstein, President and Chief Executive Officer, Novartis Oncology. With 20 years of extensive executive experience in the Pharmaceutical sector, Mr. Epstein is currently responsible for leading Novartis’ Global Oncology Business Unit, one of the world’s largest oncology companies with six key marketed products and a leading pipeline.
Yvonne Greenstreet, M.D., Senior Vice President and Chief of Strategy, R&D, GlaxoSmithKline. With more than 16 years of Pharmaceutical industry experience, Dr. Greenstreet has a proven record of driving successful clinical programs. She has launched numerous successful products for GlaxoSmithKline, where she is charged with defining pipeline strategy and bringing new medicines to market.
Joseph M. Limber, President and Chief Executive Officer, Prometheus Laboratories Inc. With nearly 34 years of experience in the biopharmaceutical sector, Mr. Limber has an extraordinary track record in building highly successful early stage companies in oncology, diagnostics and therapeutics, with a focus on the development and commercialization of products.
Anthony Martin, Ph.D., Founder and Managing Partner, TMA Consultants. Dr. Martin has more than 20 years of experience in providing counsel to life science and biotechnology companies on a range of strategic, management and funding issues. He has also had substantial success in building early-stage life science companies and helping them gain access to capital, in both executive and non-executive capacities.
Conference Call Access Information:
To access the call on November 13, 2008 at 10:00 a.m. Eastern Daylight Time, dial 888-713-4209 (or 617-213-4863 for international participants) at least five minutes prior to the start of the call. The participant pass code is 20737370. For one week following the call, an audio replay can be accessed by dialing 888-286-8010 (or 617-801-6888 for international callers) and using the pass code 34645606.
Participants may pre-register for the call to expedite access and minimize holding times by visiting https://www.theconferencingservice.com/prereg/key.process?key=PHR7FHMV7.
A live audio webcast of the call will also be available on the “Investor Relations” section of the Company’s website, www.molecularinsight.com after the event and will be archived for 30 days.
About Molecular Insight Pharmaceuticals, Inc.
Molecular Insight Pharmaceuticals (NASDAQ: MIPI) is a biopharmaceutical company specializing in the emerging field of molecular medicine, applying innovations in the identification and targeting of disease at the molecular level to improve healthcare for patients with life-threatening diseases. The Company is focused on discovering, developing and commercializing innovative molecular imaging radiopharmaceuticals and targeted molecular radiotherapeutics with initial applications in the areas of cardiology and oncology. Molecular Insight’s lead molecular imaging radiopharmaceutical product candidate, Zemiva, is being developed for the diagnosis of cardiac ischemia, or insufficient blood flow to the heart. The Company’s imaging candidate, Trofex, is in development for the detection of metastatic prostate cancer. Molecular Insight’s lead molecular radiotherapeutic product candidates, Azedra and Onalta™, are being developed for detection and treatment of cancer. In addition, the Company has a growing pipeline of product candidates resulting from application of its proprietary platform technologies to new and existing compounds. Molecular Insight Pharmaceuticals is based in Cambridge, Massachusetts and its website address is: www.molecularinsight.com.
Forward-Looking Statements
Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about the development of AzedraTM, OnaltaTM, ZemivaTM, Trofex™ and our other product candidates. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Molecular Insight to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission (SEC). The Company’s SEC filings are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov. Press releases for Molecular Insight Pharmaceuticals, Inc. are available on our website: www.molecularinsight.com. If you would like to receive press releases via email, please contact: investor@molecularinsight.com. All forward-looking statements are qualified in their entirety by this cautionary statement, and Molecular Insight undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.
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Results Report for the Third Quarter of Fiscal 2008
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts and except weighted average shares outstanding)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2008	2007	2008

Revenue — Research and development grants	$317	$62	$579	$238

Operating expenses:
Research and development	9,762	11,867	27,130	31,985
General and administrative	4,191	7,950	11,718	19,487

Total operating expenses	13,953	19,817	38,848	51,472

Loss from operations	(13,636)	(19,755)	(38,269)	(51,234)

Other income (expense):
Interest income	482	1,141	1,628	3,537
Interest expense	(41)	(6,064)	(1,530)	(17,735)

Total other income (expense), net	441	(4,923)	98	(14,198)

Net loss	(13,195)	(24,678)	(38,171)	(65,432)

Redeemable convertible preferred stock dividends and accretion of issuance costs	—	—	(1,368)	—

Net loss attributable to common stockholders	($13,195)	($24,678)	($39,539)	($65,432)

Net loss per share attributable to common stockholders-basic and diluted	($0.53)	($0.99)	($1.76)	($2.62)

Weighted average shares outstanding — basic and diluted	24,807,244	24,981,674	22,421,174	24,969,594

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	September 30,
	2007	2008
		(Unaudited)
Cash and cash equivalents	$62,115	$19,828
Investments	57,088	85,997
Prepaid expenses and other current assets	1,805	1,697

Total Current assets	121,008	107,522

Property and equipment—net	4,733	5,358
Debt issuance costs —net	7,168	6,211
Restricted cash	—	500
Investments	43,793	12,198

Total assets	$176,702	$131,790

Current liabilities	15,013	14,771
Bonds payable — net of discount	133,133	149,286
Other long term liabilities	—	504

Total liabilities	148,146	164,561

Total stockholders’ equity (deficit)	28,556	(32,771)

Total liabilities and stockholders’ equity	$176,702	$131,790

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